                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D7-2, Dated October 20, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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[_] Senior         [X] Subordinated       Form:
-------------------------------------
CUSIP:   06636QAC5                        [X]Global         [_] Certificated
-------------------------------------     ------------------------------------
-------------------------------------     ------------------------------------
Principal Amount:  US$15,000,000          Optional Redemption at the Option of
Agent's Name and DTC Participant          the Corporation: [X] Yes  [_] No
Number: Merrill Lynch DTC # 5132             Initial Redemption Date:
                                                November 15, 2001
Issue Price:  97.50%                         Initial Redemption Percentage: 100%
                                             Annual Redemption Percentage
Net Proceeds to Issuer: $14,625,000             Reduction: 0%
                                           Optional Repayment at the Option of
Agent's Commission, if Applicable:         the Holder: [_] Yes [X] No
                                             Optional Repayment Dates:
Original Issue Date: October 23, 1997        Optional Repayment Prices:

Stated Maturity:   November 15, 2012
                                           Amortizing Note: [_] Yes  [X] No
Interest Rate: 7.00% per annum

Interest Payment Dates (if other           Basis or formula for amortization of
than as specified in the Prospectus        principal and/or interest of Note:
Supplement):                               Payment Dates for amortizations
 Each 15th calendar day of each month       [_] Each March 15,June 15, September
    Commencing: November 15, 1997           15 and December 15
                                            [_] Each June 15 and December 15
                                            [_] Other: Each
Regular Record Dates (if other than
 as specified in the Prospectus            Currency Indexed Note: [_]Yes [X]No
 Supplement):                                     Currency I:
 Each                                             Currency II:
                                                  Base Exchange Rate:
Optional Interest Reset by                        Leverage Factor "L":
Corporation:
[_] Yes  [X] No                             Principal Indexed: [_] Yes [X] No
Optional Interest Reset Dates                [_] Principal to increase when Spot
 (see attached annex                             Rate exceeds Base Exchange Rate
  for further details)                           and decrease when Spot Rate is
Original Issue Discount Note:                    less than Base Exchange Rate
 [_] Yes  [X] No                             [_] Principal to decrease when Spot
 Yield to Maturity:                              Rate exceeds Base Exchange
 OID for U.S. Federal Income Tax                 Rate and increase when Spot
                                                 Rate is less than Base Exchange
 Purposes:                                       Rate
-------------------------------------       ------------------------------------

                      Bankers Trust New York Corporation

                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE




-------------------------------------        ----------------------------------
Specified Currency (check one; if            Interest Indexed: [_]Yes [X] No
other than U.S. Dollars, see attached          [_]Interest to increase when Spot
for exchange rate and other                       Rate exceeds Base Exchange
information):                                     Rate and decrease when Spot
[X] U.S. Dollars (USD or U.S.$)                   is less than Base Exchange
[_] European Currency Units (ECU)                 Rate.
[_] Australian Dollars (AUD or AUS$)           [_]Interest to decrease when Spot
[_] British Pound (GBP or                         Rate exceeds Base Exchange
    UK [pounds])                                  Rate and increase when Spot
[_] Canadian Dollars (CAD or CAN$)                Rate is less than Base
[_] German Marks (DEM or DM)                      Exchange Rate.
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other___

Holder has option to elect payments           Commodity Indexed Note (if yes,see
in Specified Currency (if Specified           attached annex for additional
Currency is not U.S. Dollars):                information): [_] Yes [X] No
[_] Yes  [X] No

Authorized Denominations (if other            Calculation Agent (if other than
than $1,000 and any integral multiple         Bankers Trust Company):
thereof or if Specified Currency is
not U.S. Dollars): $_____

Optional Extensions of Stated                 Other Provisions:
Maturity by the Corporation:                  The Corporation's option to redeem
[_] Yes  [X] No                               can be exercised on any May 15
Extension Period:                             or November 15 with notice as
Number of Extension Periods:                  provided in the Prospectus
Final Maturity Date:                          Supplement

                                              Annex Attached [_] Yes  [X] No
                                              (and incorporated herein by
                                               reference)
-----------------------------------         ------------------------------------

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The  aggregate  initial  offering price of this  offering  is  U.S.$14,625,000
(which, if the initial purchase price is denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the initial offering price at the Exchange Rate set forth herein) and relates only to Pricing Supplement No. D7-2. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statment referred to above. To date, including this offering, an aggregate of U.S.$608,293,500* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.

                 *Including other issuances, if any, on this date

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Type of Sale                           If Prinicpal Transaction, Reoffering at:
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[_] Direct by Corporation              [X] varying prices related to prevailing
[_] As Agent                               market prices at the time of resale
[X] As Principal                       [_] fixed public offering price of ___%
                                           of Principal Amount
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